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    FORM 3                                                                                                    OMB APPROVAL
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                                                                                                     OMB Number    3235-0104
                                                                                                     Expires:      January 31, 2005
                                                                                                     Estimated average burden hours
                                                                                                     per response...........0.5
                                                                                                     ------------------------------

                                           United States SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C. 20549

                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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|1.Name and Address of Reporting Person* |2.Date of Event Requiring|4.Issuer Name and Ticker or Trading Symbol                     |
|                                        |  Statement              |                                                               |
|    Lanier,     Elizabeth     K.        |  (Month/Day/Year)       |  Trizec Properties, Inc. (TRZ)                                |
|                                        |  4/8/02                 |                                                               |
|----------------------------------------|------------------------------------------------------------------------------------------
|    (Last)      (First)       (Middle)  |3.IRS Identification     |5.Relationship of Reporting        |6.If Amendment, Date of    |
|                                        |  Number of Reporting    |  Person(s) to Issuer              |  Original (Month/Day/Year)|
| c/o Trizec Properties, Inc.            |  Person, if an entity   |         (Check all applicable)    |                           |
| 1114 Avenue of the Americas, 31st Floor|  (voluntary)            |  ___ Director    ___ 10% Owner    |---------------------------|
|                                        |                         |   X Officer      ___ Other        |7.Individual or Joint/Group|
|----------------------------------------|                         |  (give title     (specify below)  |  Filing                   |
|              (Street)                  |                         |  below)                           |  (Check applicable line)  |
|                                        |                         |                                   |  X Form filed by One      |
|                                        |                         |  Senior Vice President, General   |    Reporting Person       |
|                                        |                         |  Counsel                          |  __Form filed by More than|
| New York        New York    10019      |                         |                                   |    One Reporting Person   |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |                     TABLE I - Non-Derivative Securities Beneficially Owned              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                     |2. Amount of Securities  |3. Ownership Form:  |4. Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                            |   Beneficially Owned    |   Direct (D) or    |   (Instr. 5)                             |
|                                        |   (Instr. 4)            |   Indirect (I)     |                                          |
|                                        |                         |   (Instr. 5)       |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
| No securities beneficially owned       |                         |                    | N/A                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
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Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).
           Potential persons who are to respond to the collection of information contained in this form are not               (Over)
           required to respond unless the form displays a currently valid OMB control number.                        SEC 1473 (3-99)

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FORM 3 (continued)                      TABLE II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of Derivative Security   |2.Date Exercisable |3.Title and Amount of Securities   |4.Conversion |5.Ownership  |6.Nature of |
|  (Instr. 4)                     |  and Expiration   |  Underlying Derivative Security   |  or Exercise|  Form of    |  Indirect  |
|                                 |  Date (Month/     |  (Instr. 4)                       |  Price of   |  Derivative |  Beneficial|
|                                 |  Day/Year)        |                                   |  Derivative |  Security:  |  Ownership |
|                                 |-------------------------------------------------------|  Security   |  Direct (D) |  (Instr. 5)|
|                                 |Date    |Expiration|                     |Amount or    |             |  or Indirect|            |
|                                 |Exercis-|Date      |       Title         |Number of    |             |  (I)        |            |
|                                 |able    |          |                     |Shares       |             |  (Instr. 5) |            |
|----------------------------------------------------------------------------------------------------------------------------------|
| No derivative securities        |        |          |                     |             |             |             |            |
| beneficially owned              |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal         /s/ Elizabeth K. Lanier               April 9, 2002
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            -----------------------------------   ----------------
                                                                               **Signature of Reporting Person           Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2

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